UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007 (April 2, 2007)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01	Financial Statement and Exhibits

As previously reported on a Current Report on Form 8-K dated April 2, 2007 (filed April 3, 2007) (the “Initial 8-K”), on April 2, 2007, Advanced Medical Optics, Inc. (“AMO”) completed its acquisition of IntraLase Corp. (“IntraLase”).

This Form 8-K/A is being filed to amend the Initial 8-K to include the Financial Statements of IntraLase and the Pro Forma Financial Information relating to AMO’s acquisition of IntraLase referred to below. Such information should be read in conjunction with the Initial 8-K.

(a) Financial statements of the businesses acquired.

The following financial statements are filed herewith:

•	Audited consolidated balance sheets of IntraLase as of December 31, 2006 and December 31, 2005; and

•	Audited consolidated financial information of IntraLase for the years ended December 31, 2006, 2005 and 2004.

•	Report of Independent Registered Public Accounting Firm.

(b) Pro forma financial information.

The following pro forma financial information is filed herewith:

•	Unaudited pro forma financial information as of December 31, 2006; and

•	Unaudited pro forma financial information for the year ended December 31, 2006.

(d) The following material is filed as an exhibit hereto:

23.1	Consent of Independent Registered Public Accounting Firm

IntraLase Corp. and Subsidiary

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$12,597,242	$11,198,665
Marketable securities	69,000,000	35,000,000
Accounts receivable—Net of allowance for doubtful accounts of $295,830 (2006) and $269,308 (2005)	26,879,021	13,575,776
Inventories	14,685,136	13,471,961
Deferred income taxes	3,900,695	—
Prepaid expenses and other current assets	5,925,400	3,190,412

Total current assets	132,987,494	76,436,814

Marketable securities	22,000,000	44,000,000
Property, plant and equipment—Net	14,799,103	12,422,428
Equipment under operating leases—Net of accumulated depreciation of $1,777,035 (2006) and $1,155,270 (2005)	3,500,192	3,681,099
Deferred income taxes	7,486,751	—
Other assets	6,890,566	3,087,216

Total	$187,664,106	$139,627,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,986,530	$4,830,731
Accrued expenses—including deferred rent and lease incentives of $323,281 (2006) and $311,298 (2005)	11,151,092	7,805,567
Deferred revenues	4,967,419	3,874,335

Total current liabilities	29,105,041	16,510,633

Deferred rent, lease incentives and deferred interest	4,208,240	3,964,894
Deferred revenues	350,886	1,179,466

Total liabilities	33,664,167	21,654,993

Commitments and Contingencies (Notes 11 and 12)

Stockholders’ Equity:
Preferred stock, $0.01 par value—10,000,000 shares issued and authorized and no shares outstanding in 2006 and 2005
Common stock, $0.01 par value—45,000,000 shares authorized; 28,888,487 (2006) and 28,073,627 (2005) shares issued and outstanding	288,885	280,736
Additional paid-in capital	184,486,338	173,941,312
Deferred stock-based compensation	(1,119,080)	(2,235,113)
Receivable from sale of stock to officers and employees	(64,529)	(138,747)
Accumulated deficit	(29,591,675)	(53,875,624)

Total stockholders’ equity	153,999,939	117,972,564

Total	$187,664,106	$139,627,557

See accompanying notes to consolidated financial statements.

IntraLase Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Total revenues	$131,926,734	$94,432,835	$59,968,274
Costs of goods sold(1)	59,000,395	44,237,314	34,491,140

Gross margin	72,926,339	50,195,521	25,477,134

Operating expenses:
Research and development(1)	20,569,157	11,652,675	12,718,418
Selling, general and administrative(1)	43,164,305	31,611,517	23,352,288

Total operating expenses	63,733,462	43,264,192	36,070,706

Income (loss) from operations	9,192,877	6,931,329	(10,593,572)

Interest and other income, Net
Interest expense	(277,697)	(348,614)	(185,190)
Interest income	4,694,919	3,090,329	575,900
Other income	(25,994)	191,577	35,960

Total interest and other income, Net	4,391,228	2,933,292	426,670

Income (loss) before income tax (benefit) provision	13,584,105	9,864,621	(10,166,902)
Income tax (benefit) provision	(10,699,844)	340,163	30,000

Net income (loss)	24,283,949	9,524,458	(10,196,902)
Accretion of preferred stock	—	—	(44,845)

Net income (loss) applicable to common stockholders	$24,283,949	$9,524,458	$(10,241,747)

Net income (loss) per share applicable to common stockholders—basic	$0.85	$0.35	$(1.28)

Net income (loss) per share applicable to common stockholders—diluted	$0.78	$0.31	$(1.28)

Weighted-average shares outstanding—basic	28,539,206	27,405,499	8,008,494

Weighted-average shares outstanding—diluted	31,212,634	31,136,538	8,008,494

(1)	Amounts include stock-based compensation expenses, as follows:

Costs of goods sold	$613,780	$104,516	$197,614
Research and development	1,771,339	702,688	1,467,311
Selling, general and administrative	4,589,314	1,290,873	2,844,188

Total stock-based compensation expenses	$6,974,433	$2,098,077	$4,509,113

See accompanying notes to consolidated financial statements

IntraLase Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Receivable from Sale of Stock	Accumulated Deficit	Net Stockholders’ Equity (Deficit)
	Shares	Amount
BALANCE—December 31, 2003	2,232,938	$22,329	$2,357,480	$(377,286)	$(855,043)	$(53,158,335)	$(52,010,855)
Stock option exercises	455,705	4,557	675,321				679,878
Deferred stock compensation related to stock option grants			8,434,458	(8,434,458)			—
Stock-based compensation				4,509,113			4,509,113
Accretion to redemption value						(44,845)	(44,845)
Conversion of preferred shares	16,797,103	167,971	73,137,561				73,305,532
Issuance of common stock, net of issuance costs of $2,150,270	7,295,447	72,954	85,978,730				86,051,684
Repurchase of shares	(12,008)	(119)	(16,234)		16,353		—
Net loss						(10,196,902)	(10,196,902)

BALANCE—December 31, 2004	26,769,185	267,692	170,567,316	(4,302,631)	(838,690)	(63,400,082)	102,293,605

Stock option exercises	1,172,240	11,722	1,886,953				1,898,675
Deferred stock compensation related to stock option grants			30,559	(30,559)			—
Stock-based compensation				2,098,077			2,098,077
Cashless exercise of warrant	28,584	286	(286)				—
Payments for 2004 IPO expenditures			(17,798)				(17,798)
Proceeds from collection of receivable					699,943		699,943
Issuance of common stock under employee stock purchase plan	103,618	1,036	1,233,503				1,234,539
Tax benefit from exercise of stock options			241,065				241,065
Net income						9,524,458	9,524,458

BALANCE—December 31, 2005	28,073,627	280,736	173,941,312	(2,235,113)	(138,747)	(53,875,624)	117,972,564

Stock option exercises	727,762	7,278	3,247,016				3,254,294
Deferred stock compensation related to stock option grants			(73,130)	73,130			—
Stock-based compensation			5,931,530	1,042,903			6,974,433
Proceeds from collection of receivable					74,218		74,218
Issuance of common stock under employee stock purchase plan	87,098	871	1,254,794				1,255,665
Excess tax benefit from exercise of stock options			184,816				184,816
Net income						24,283,949	24,283,949

BALANCE—December 31, 2006	28,888,487	$288,885	$184,486,338	$(1,119,080)	$(64,529)	$(29,591,675)	$153,999,939

See accompanying notes to consolidated financial statements.

IntraLase Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$24,283,949	$9,524,458	$(10,196,902)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,794,989	4,571,546	2,395,263
Income tax benefit from exercise of stock options	—	241,065	—
Excess tax benefit from stock-based compensation	(184,816)	—	—
Loss on disposition of property, plant and equipment	20,717	9,514	2,348
Provision for bad debt expense	136,023	136,873	64,884
Deferred income taxes	(11,387,446)	—	—
Amortization of debt discount	—	—	2,755
Stock-based compensation	6,974,433	2,098,077	4,509,113
Amortization of technology license	377,808	288,912	118,528
Changes in operating assets and liabilities:
Accounts receivable	(13,439,268)	(6,526,486)	(3,037,759)
Prepaid expenses and other current assets	(2,550,172)	(2,972,327)	(1,204,272)
Inventories	(1,213,175)	(4,570,277)	(2,634,711)
Other assets	(3,730,128)	(307,253)	(5,526)
Accounts payable	8,155,799	(854,834)	2,261,342
Deferred rent, lease incentives and deferred interest	616,386	4,088,818	—
Accrued expenses	2,972,485	1,651,136	3,059,997
Deferred revenues	264,504	851,414	2,696,594

Net cash provided by (used in) operating activities	16,092,088	8,230,636	(1,968,346)

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,603,693)	(11,185,137)	(3,318,629)
Proceeds from sale of equipment	62,625	—	—
(Purchases) disposals of equipment under operating leases	(1,470,406)	(2,677,119)	721,739
Purchase of technology license	—	—	(1,235,000)
Purchase of marketable securities	(49,066,004)	(75,892,500)	(70,991,998)
Proceeds from maturities of marketable securities	37,066,004	62,892,500	7,981,163
Change in restricted cash	(451,030)	—	—

Net cash used in investing activities	(19,462,504)	(26,862,256)	(66,842,725)

IntraLase Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from financing activities:
Net proceeds from the exercise of stock options	3,254,294	1,898,675	679,878
Net proceeds from issuance of stock under the employee stock purchase plan	1,255,665	1,234,539	—
Net proceeds from collection of receivable—sale of stock to officers and employees	74,218	699,943	—
Net proceeds from issuance of common stock	—	—	86,051,684
Payment for issuance costs associated with 2004 common stock offering	—	(17,798)
Net proceeds from issuance of long-term debt	—	—	898,956
Payments on long-term debt	—	—	(1,708,236)
Excess tax benefit from stock-based compensation	184,816	—	—

Net cash provided by financing activities	4,768,993	3,815,359	85,922,282

Net increase (decrease) in cash and cash equivalents	$1,398,577	$(14,816,261)	$17,111,211
Cash and cash equivalents—beginning of year	11,198,665	26,014,926	8,903,715

Cash and cash equivalents—end of year	$12,597,242	$11,198,665	$26,014,926

Supplemental disclosures of cash flow information—cash paid during the year for:
Interest	$277,697	$348,614	$65,364

Income taxes	$241,829	$504,654	$22,660

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:

In 2004 the Company recorded accretion of $44,845 to the redemption value of redeemable convertible preferred stock. There was no such accretion in 2006 and 2005.

See accompanying notes to consolidated financial statements.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006, 2005 and 2004

1.    Organization and Summary of Significant Accounting Policies

IntraLase Corp. and Subsidiary (the “Company”) was incorporated on September 29, 1997 for the purpose of developing, marketing and selling surgical lasers for vision correction in physicians’ offices and eye centers in domestic and international markets.

Basis of Presentation—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of IntraLase Corp. and its wholly-owned subsidiary IntraLase Espana S.L. All intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less from the purchase date to be cash equivalents. The Company’s cash equivalents consist principally of uninsured money market securities and commercial paper.

Marketable Securities—The Company accounts for investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investments, consisting of short-term debt securities, have been classified as held-to-maturity and are reported at amortized cost, which approximates fair value, in the accompanying balance sheets.

Concentration of Credit Risks—The Company is subject to concentration of credit risk, primarily from its cash and cash equivalents. At December 31, 2006, the Company managed credit risk through the purchase of investment-grade securities (rated A1/P1 for money market instruments, A or better for debt) with diversification among issues and maturities. The Company primarily maintains its cash and cash equivalents and marketable securities with two major financial institutions in the United States of America and maintains small balances in two operational accounts outside the United States of America.

The Company’s customer base is concentrated in the surgical vision correction market. No single customer represents greater than 10 percent of revenues during the years ended December 31, 2006, 2005 and 2004. The Company is exposed to risks associated with extending credit to its customers, primarily related to the sale of per procedure fees inclusive of disposable patient interfaces. Management believes that credit risks on trade accounts receivable are moderated by the geographical diversity and number of the Company’s customers. The Company performs ongoing credit evaluations of its customers’ financial condition and to date, credit losses have been within management’s expectations.

Impaired Loans—The Company accounts for its notes receivable related to sales-type lease transactions in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosure, in accounting for and disclosing all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan’s fair value. The Company records the current portion of loans in prepaid expenses and other current assets and the long-term portion in other assets as appropriate. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or the value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS 114 was

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

amended by SFAS 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. No losses have been recognized for the periods presented.

Inventories—Inventories, consisting principally of raw materials, work-in-process and completed units, are carried at the lower of cost or market. Cost is determined using standard costing, which approximates the first-in, first-out method. The Company establishes a reserve for obsolete inventory based upon forecasted usage. Once established, the reserve is considered a permanent adjustment to the cost of the inventory.

Property, Plant and Equipment—The Company’s property, plant and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment and software	3 years
Production equipment	2 to 5 years
Research and development equipment	2 to 5 years
Exhibits and displays	2 to 4 years

Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Maintenance and repairs are charged to operations when incurred.

Long-Lived Assets—The Company assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment loss would be recognized when the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). At December 31, 2006 and 2005 the Company determined that there were no indications of impairment.

Fair Value of Financial Instruments—SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in an entity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 2006 and 2005, management believes that the carrying amounts of cash, marketable securities, receivables and payables approximate fair value because of the short maturity of these financial instruments. The receivables associated with sales-type leases approximate fair value because the interest rate used to discount the notes to their present value reflects current rates at December 31, 2006.

Accrued Warranty—The Company provides a limited warranty ranging from one to three years against manufacturer’s defects on its lasers sold or leased to customers. The Company’s standard warranties require the Company to repair or replace, at the Company’s discretion, defective parts during such

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

warranty period. In addition, the Company charges customers an annual maintenance fee for routine and periodic maintenance, which constitutes the majority of the Company’s activities related to direct customer support. Commencing in 2003 and in conjunction with establishing an annual maintenance program, the Company deferred the fair value of the maintenance agreement and amortized the deferred maintenance amount over the 12-month service period, as the services and component parts associated with the one-year warranty are essentially equivalent to the routine maintenance provided by the Company under its maintenance agreements. The Company accrues for its product warranty liabilities based on estimates of costs not covered by the maintenance revenues, calculated using estimates of future uncovered costs, based on historical repair information for uncovered costs. Warranty liability activity for the years ended December 31, was as follows:

	2006	2005	2004
Balance—January 1	$603,054	$373,715	$84,967
Warranty claims and expenses	(1,069,557)	(830,914)	(227,202)
Provisions for warranty expense	1,052,753	1,060,253	515,950

Balance—December 31	$586,250	$603,054	$373,715

Revenue Recognition—In the normal course of business, the Company generates revenue through the sale and rental of lasers, the sale of per procedure fees inclusive of a disposable patient interface and maintenance services. Revenue related to sales of the Company’s products and services is recognized as follows:

Laser revenues: Revenues from the sale or lease of lasers are recognized at the time of sale or at the inception of the lease, as appropriate. For laser sales that require the Company to install the product at the customer location, revenue is recognized when the equipment has been delivered, installed and accepted at the customer location. For laser sales to a distributor whereby installation is the responsibility of the distributor, revenue is recognized when the laser is shipped and title has transferred to the distributor. For laser sales in the first quarter of 2006 that were sold prior to the availability of the Company’s 60 kilohertz upgrade, the fair value of the upgrade was deferred and revenue has been or will be subsequently recognized when the upgrade has been delivered, installed and accepted at the customer location. During the third quarter of 2006, a limited number of customers ordered an IntraLase laser with IntraLase Enabled Keratoplasty (“IEK”). For those lasers sold prior to the availability of the Company’s IEK upgrade application, the fair value of the IEK application was deferred and revenue has been or will be subsequently recognized when the upgrade has been delivered, installed and accepted at the customer location. The deferrals for the 60 kilohertz upgrade and the IEK application are consistent with the deferral of the fair value of the Company’s 30 kilohertz upgrade in the second quarter of 2005, prior to availability. The IEK application is not required for laser functionality, but provides an additional application that enables surgeons and eye banks to create corneal incisions for corneal transplant surgery. The 30 and 60 kilohertz upgrades are also not required for laser functionality but do increase the speed of the procedure. The Company does not allow customers, including distributors, to return any products. Some customers finance the purchase or rental of the Company’s lasers over periods up to four years directly from the Company. These financing agreements are classified as either operating leases or sales-type leases as prescribed by SFAS No. 13, Accounting for Leases. Under sales-type lease agreements, where ownership is transferred to the lessee at the end of the lease term, laser revenues are recognized based on the net present value of the contractual lease payments upon installation

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

and customer acceptance. Revenues from lasers under operating leases are recognized as earned over the lease term, commencing immediately after the laser is installed and accepted by the customer.

Per Procedure Fees Inclusive of a Disposable Patient Interface revenues: Per procedure fees inclusive of a disposable patient interface revenue is recognized upon shipment to the customer and when the title has passed in accordance with sales terms. The Company does not allow customers to return product.

Maintenance revenues: Maintenance revenues are derived primarily from maintenance services on the Company’s laser systems sold to customers in the United States of America and some customers in international markets that are not serviced by distributors. Maintenance revenues also include sales of parts and tool kits. When prepaid maintenance funds are received the Company amortizes the deferred maintenance amounts over the maintenance period. A substantial portion of the Company’s products are sold with one year of maintenance services for which the Company defers an amount equal to its fair value. To the extent the Company determines revenues associated with a specific maintenance contract are not sufficient to recover the estimated costs to provide such maintenance services, the Company accrues for such excess costs upon identification of the associated embedded loss. To date, these embedded losses have been insignificant.

Revenue Recognition under Bundled Arrangements: The Company sells many of its products and services under bundled contract arrangements, which contain multiple deliverable elements. These contractual arrangements typically include the laser and maintenance for which the customer pays a single negotiated price for all elements with separate prices listed in the multiple element customer contracts. Such separate prices may not always be representative of the fair values of those elements, because the prices of the different components of the arrangement may be modified through customer negotiations, although the aggregate consideration may remain the same. Revenues under bundled arrangements are allocated based upon the residual method in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. The Company’s revenue allocation to the deliverables begins by allocating revenues to the maintenance service and upgrades, for the short periods during which upgrades are not available, and lastly by allocating revenue to the laser. There is reliable third-party and entity-specific evidence of the fair value of the maintenance service and upgrades, and the residual method is used to allocate the arrangement consideration to the delivered item (the laser). Fair value evidence for maintenance consists of amounts charged for annual renewals of maintenance agreements by the Company (as maintenance is required for the customer to use the laser), prices the Company’s third party distributors charge their customers and amounts charged for maintenance by excimer laser manufacturers, for which maintenance may be different than the maintenance on the Company’s lasers. Fair value evidence for the upgrades is the average upgrade price received from the Company’s customers for previously installed or ordered similar upgrades.

Revenues from product sales are as follows for the year ended December 31:

	2006	2005	2004
Laser revenues	$61,454,247	$46,812,834	$33,237,551
Per procedure disposable patient interface revenues	59,545,682	39,908,016	22,256,211
Maintenance revenues	10,926,805	7,711,985	4,474,512

	$131,926,734	$94,432,835	$59,968,274

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

Major Customers—The Company’s largest customer accounted for approximately six percent of total revenues in 2006, seven percent in 2005 and nine percent in 2004.

Research and Development—Research and development expenses consist of costs incurred for proprietary and collaborative research and development and regulatory and compliance activities. Research and development costs are charged to operations as incurred. The cost of equipment used in research and development activities, which has alternative uses, is capitalized and depreciated over the estimated useful lives of the equipment.

Software Development Costs—The Company’s lasers incorporate software which is incidental to the laser as a whole. Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. The Company defines establishment of technological feasibility as the completion of a final working model approved by the U.S. Food and Drug Administration, at which time the product can be sold to third parties. Therefore, all software development costs have been expensed.

Advertising Costs—Advertising costs are expensed as incurred and are included in selling, general and administrative expense. Total advertising and promotional expenses were approximately $323,806, $299,440 and $196,443 for the years ended December 31, 2006, 2005 and 2004, respectively.

Stock-Based Compensation—In December 2004, the FASB issued SFAS No. 123R (revised 2004), Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires that the compensation cost related to share-based payment transactions, measured based on the fair value of the equity or liability instruments issued, be recognized in the financial statements. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective application method, which provides for only current and future period stock-based compensation awards to be measured and recognized at fair value. Refer to Note 10 – Stockholders’ Equity and Stock-Based Compensation for additional discussion and disclosure.

Income Taxes—The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. Evaluating the value of these assets is necessarily based on the Company’s judgment. Prior to 2006, a valuation allowance was recorded to reduce the deferred tax assets to that portion which more likely than not will be realized.

Comprehensive Income (Loss)—There was no difference between comprehensive income (loss) and net income (loss) for the years ended December 31, 2006, 2005 and 2004.

Net Income (Loss) Applicable to Common Stockholders—Net loss applicable to common stockholders for 2004 has been calculated by adding to the net loss the accretion to the redemption value of redeemable convertible preferred stock.

Net Income (Loss) per Share Applicable to Common Stockholders—Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. Diluted net income (loss) per share is computed giving effect to all common

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

stock, including options, warrants, common stock subject to repurchase and redeemable convertible preferred stock, if dilutive.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share follows:

	Year Ended December 31,
	2006	2005	2004
Numerator:
Net income (loss) applicable to common stockholders	$24,283,949	$9,524,458	$(10,241,747)

Denominator:
Basic net income (loss) per share—weighted-average shares outstanding	28,539,206	27,405,499	8,024,790
Less: weighted-average shares subject to repurchase	—	—	(16,296)

Total weighted-average number of shares used in computing net income (loss) per share applicable to common stockholder—basic	28,539,206	27,405,499	8,008,494
Effect of dilutive securities:
Weighted-average dilutive options outstanding	2,673,428	3,731,039	—

Total weighted-average number of shares used in computing net income (loss) per share applicable to common stockholder—diluted	31,212,634	31,136,538	8,008,494

Outstanding options to purchase 5,439,795 shares of common stock and 39,514 warrants were excluded from the computation of diluted net loss per share in 2004 as they had an antidilutive effect.

Included in the calculation of net loss attributable to common stockholders is accretion to redemption value of $44,845 for the year ended December 31, 2004 related to the issuance of the Company’s redeemable convertible preferred stock.

Initial Public Stock Offering—The Company’s initial public offering of its common stock, which was effective under applicable securities laws on October 6, 2004 and closed on October 13, 2004, resulted in the sale of 7,295,447 shares of common stock, net proceeds of $86.1 million and the conversion of all outstanding preferred stock into 16,797,103 shares of common stock.

Segment Reporting—SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker or group, in deciding how to allocate resources and in assessing performance. The Company’s chief decision maker reviews the results of operations and requests for capital expenditures based on one industry segment: producing and selling products and procedures to improve people’s vision through laser vision correction. The Company’s entire revenue and profit stream is generated through this segment.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

The following table summarizes revenues by geographic region:

	Year Ended December 31,
	2006	2005	2004
United States of America	$70,530,064	$54,721,281	$42,832,917
Asia Pacific	26,714,381	19,624,201	7,641,496
Europe	27,535,887	17,099,226	8,703,180
Other	7,146,402	2,988,127	790,681

	$131,926,734	$94,432,835	$59,968,274

Substantially all of the Company’s long-lived assets are located in the United States of America.

Use of Estimates in the Preparation of the Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements—In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) to be expensed as incurred and not included in overhead. Further, Statement No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company’s current accounting policies are consistent with the accounting required by SFAS No. 151 and, as such, the adoption of this statement had no effect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for accounting and reporting a change in accounting principle, and applies to all voluntary changes in accounting principles, as well as changes required by an accounting pronouncement in the unusual instance it does not include specific transition provisions. Specifically, SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the effects of the change, the new accounting principle must be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment must be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of the change the new principle must be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 does not change the transition provisions of any existing pronouncements. The adoption of SFAS No. 154 did not have a significant impact on the Company’s financial statements.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

During 2005 the FASB issued Interpretation 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, which addresses certain aspects of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 had no impact on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for reporting periods beginning after December 15, 2006. The Company is currently evaluating the impact of adoption of FIN 48 and has not yet determined the effect on its earnings or financial position.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. SAB 108 is required to be adopted by December 31, 2006 and did not have an effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for us beginning January 1, 2008, and the provisions of SFAS No. 157 will be applied prospectively as of that date. The Company is currently evaluating the effect that adoption of this statement will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that adoption of this statement will have on its financial statements.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

2.    Cash, Cash Equivalents and Marketable Securities

The Company’s portfolio of cash, cash equivalents and marketable securities is made up of the following at December 31:

	2006	2005
Cash and money market funds	$12,597,242	$11,198,665
Agency bonds—short term	69,000,000	35,000,000
Agency bonds—long term	22,000,000	44,000,000

At December 31, 2006, all of the Company’s investments are classified as held-to-maturity and are reported at amortized cost that approximates fair value as the Company has the positive intent and ability to hold these securities to maturity. As of December 31, 2006 and 2005, the long term agency bonds had maturity dates within 24 months and all other investments had maturities within 12 months.

3.    Inventories

Inventories are as follows at December 31:

	2006	2005
Raw materials	$5,078,574	$3,973,984
Work-in-process	6,642,384	6,275,690
Finished goods	2,964,178	3,222,287

	$14,685,136	$13,471,961

Amounts charged to expense for excess and obsolete inventories were $1.3 million, $1.0 million, and $433,000 for 2006, 2005 and 2004, respectively.

4.    Property, Plant and Equipment

Property, plant and equipment are as follows at December 31:

	2006	2005
Leasehold improvements	$6,402,122	$6,286,297
Office equipment	780,690	668,376
Furniture and fixtures	1,335,035	1,052,738
Computer equipment and software	3,913,205	2,708,394
Production equipment	5,537,213	4,245,346
Research and development equipment	6,897,324	4,475,634
Exhibits and displays	580,620	536,494

	25,446,209	19,973,279
Less accumulated depreciation	(10,647,106)	(7,550,851)

Property and equipment—net	$14,799,103	$12,422,428

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

5.    Equipment Under Lease Arrangements

At December 31, 2006 and December 31, 2005 equipment under operating leases consisted of lasers leased to customers. The operating leases typically have terms up to 48 months and are generally cancelable during the first three to six months, converting to a non-cancelable lease at the end of six months unless the customer provides a written notice of cancellation 30 days prior to the cancellation date. To date only one operating lease has been canceled. The customer typically can purchase the leased equipment at any time during lease term for the difference between the purchase price and the underlying operating lease payments made.

The Company provides long-term financing under sales-type lease arrangements for certain customers. The Company had approximately $6.9 million and $1.8 million of net receivables outstanding at December 31, 2006 and 2005, respectively, under sales-type lease arrangements. Approximately $5.0 million and $1.4 million of these balances were due to be paid after one year at December 31, 2006 and 2005, respectively, with the balance due within one year. The Company includes the portion of receivables and long-term notes due to be paid within one year in prepaid expenses and other current assets and the remaining balance in long term other assets in the accompanying balance sheets (see Note 7—Other Assets). The Company records interest during the sales-type lease term using a market rate of interest.

Future lease payments receivable under non-cancelable operating leases and sales-type leases as of December 31, 2006 are as follows:

Years Ending December 31,	Operating Leases	Sales-Type Leases
2007	$1,126,962	$2,337,501
2008	1,330,044	2,337,501
2009	563,059	2,245,835
2010	151,836	968,230
2011	86,185	—

	$3,258,086	7,889,067

Less amount representing interest		(1,004,855)

		$6,884,212

6.    Purchase of Technology

On July 15, 2004, the Company entered an agreement to acquire a fully-paid royalty-free irrevocable and worldwide license from the University of Michigan for the use of certain technology and to settle all past contract disputes for aggregate consideration of $2,000,000. Upon closing this agreement on July 15, 2004 the Company recorded a charge of $765,000, which is included within research and development expenses in 2004 related to the settlement of the contract disputes and capitalized $1,235,000, which is included at its amortized value within total long-term assets, associated with acquired licenses in accordance with the terms of the agreement.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

7.    Other Assets

Other assets consist of the following at December 31:

	2006	2005
Notes receivable	$5,551,566	$1,650,101
Other	1,339,000	1,437,115

	$6,890,566	$3,087,216

8.    Accrued Expenses

Accrued expenses consist of the following at December 31:

	2006	2005
Customer deposits	$652,452	$602,058
Payroll and related accruals	5,586,284	3,716,054
Royalties	1,748,390	1,183,399
Product warranties	586,250	603,054
Other	2,577,716	1,701,002

	$11,151,092	$7,805,567

9.    Redeemable Convertible Preferred Stock

Upon closing the Company’s initial public offering on October 13, 2004, all shares of the outstanding redeemable convertible preferred stock converted into 16,797,103 shares of common stock.

10.    Stockholders’ Equity and Stock-Based Compensation

Warrants—During 2005 all outstanding warrants were exercised on a cashless basis and as of December 31, 2006 and 2005 there were no outstanding warrants.

Restricted Stock Purchase Agreements for Common Stock and Receivable from Sale of Stock to Officers and Employees—Certain common stock is issued pursuant to restricted stock purchase agreements. During the years ended December 31, 2002 and 2000, 544,745 and 433,278, respectively, shares of common stock were sold pursuant to restricted stock purchase agreements. In both years, the restricted shares were issued upon the exercise of previously granted stock options (whose exercise price equaled fair market value on the date of grant). The restricted stock vests at the same rate as the underlying exercised options. The Company financed the aggregate exercise price of the options by granting full recourse loans to employees. The loans bear interest at 6.22% annually and mature after five years. Interest receivable related to these loans is included in other assets in the accompanying balance sheets.

Restricted shares are subject to the risk of forfeiture, certain restrictions on transferability and to the Company’s repurchase rights. The restrictions and repurchase options lapse 25%, each year over a four-year vesting period. The Company has a repurchase option, exercisable upon discontinuance of the

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

purchaser’s service with the Company, to repurchase the unvested shares at the original price paid by the purchaser. During 2006 and 2005, repayments of $74,218 and $699,943, respectively, were made by employees. During 2004, unvested shares of 12,008 were repurchased under this provision through reduction in a loan to an employee of $16,353, when the employee’s service with the Company ended. Holders of restricted stock have all rights of a stockholder.

Employee Stock Purchase Plan—The Company’s Employee Stock Purchase Plan was created in 2004. The purchase price of the common stock under the Employee Stock Purchase Plan is equal to 85% of the fair market value per share of common stock on either the start of the offering period or on the purchase date, whichever is less. The Employee Stock Purchase Plan has six month offering periods with purchases occurring each November 1 and May 1. Under the plan, eligible employees are permitted to purchase common stock through payroll deductions that may not exceed the lesser of 20% of any employee’s compensation or $25,000 during any calendar year. In addition, no employee may purchase more than 3,608 shares of common stock on any purchase date. The plan permits the issuance of up to 721,528 shares of common stock.

At December 31, 2006, there were 530,812 shares available for grant under the Employee Stock Purchase Plan.

Stock Option Plans—The Company has four stock option plans: (i) the 1997 Stock Option Plan under which nonstatutory or incentive stock options to acquire shares of the Company’s stock may be granted to employees and non-employees of the Company, (ii) the 2000 Stock Incentive Plan provides for granting of options which vest over time, (iii) the 2000 Executive Option Plan provides for the granting of options which vest after the earlier of seven years or upon the grantee’s achievement of present goals or milestones (performance-based stock awards) and (iv) the 2004 Stock Incentive Plan for granting nonstatutory or incentive stock options, restricted stock, stock appreciation rights, performance shares and performance units to employees, directors and consultants. The plans permit the issuance of options for the purchase of up to 1,309,213 shares of common stock, 5,772,224 shares of common stock, 721,528 shares of common stock, and 5,607,640 shares of common stock respectively.

The plans are administered by the Board of Directors (the “Administrator”) and permit the issuance for purchase of the Company’s common stock at exercise prices not less than fair market value of the underlying shares on the date of grant. Options granted under the plans are exercisable over a period of time (generally not to exceed 10 years), designated by the Administrator and are subject to other terms and conditions, as determined by the Administrator.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

A summary of the Company’s stock option activity follows as of December 31:

	Shares under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding—December 31, 2003	5,014,893	$1.92
Granted (weighted-average fair value of $5.04)	1,318,693	$9.67
Forfeited	(438,086)	$2.04
Exercised	(455,705)	$1.49

Outstanding—December 31, 2004	5,439,795	$3.83

Granted (weighted-average fair value of $8.45)	1,526,009	$17.44
Forfeited	(288,949)	$10.46
Exercised	(1,172,240)	$1.62

Outstanding—December 31, 2005	5,504,615	$7.73

Granted (weighted-average fair value of $10.94)	1,705,698	$20.30
Forfeited	(294,941)	$15.64
Exercised	(727,762)	$4.47

Outstanding—December 31, 2006	6,187,610	$11.18	7.57	$69,270,777

Ending Vested and Expected to Vest in the Future—December 31, 2006	5,865,430	$10.81	7.10	$67,862,525

Exercisable—December 31, 2006	3,566,046	$7.22	6.75	$54,066,964

At December 31, 2006 there were 3,221,900 shares available for future grant under the plans. Information regarding the weighted-average remaining contractual life and weighted-average exercise price of options outstanding and options exercisable at December 31, 2006 for each exercise price is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding As of 12/31/2006	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price	Number Exercisable As of 12/31/2006	Weighted- Average Exercise Price
$ 0.14-$2.48	578,419	4.86	$1.56	546,288	$1.57
$ 2.54	1,855,321	6.32	$2.54	1,668,200	$2.54
$ 2.87-$12.73	671,115	7.37	$7.16	403,126	$6.99
$14.85-$15.56	645,883	8.38	$15.42	246,323	$15.42
$16.32-$18.89	657,640	9.05	$17.43	150,317	$17.50
$18.90-$21.40	662,807	8.61	$20.05	462,245	$20.38
$21.48	994,250	9.32	$21.48	—	$—
$22.22	98,700	8.11	$22.22	88,572	$22.22
$22.36	975	9.25	$22.36	975	$22.36
$22.38	22,500	9.97	$22.38	—	$—

$ 0.14-$22.38	6,187,610	7.57	$11.18	3,566,046	$7.22

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

In December 2004, the FASB issued SFAS No. 123R, which requires that the compensation cost related to share-based payment transactions, measured based on the fair value of the equity or liability instruments issued, be recognized in the financial statements. The Company adopted SFAS No. 123R on January 1, 2006. Determining the fair value of options using the Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affects the calculated fair value on the grant date.

In fiscal years 2005 and 2004, the Company accounted for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Stock-based awards to non-employees were accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

If the computed fair value of the awards had been amortized to expense over the vesting period of the awards, net income (loss) would have been as follows:

	2005	2004
Net income (loss) applicable to common stockholders as reported	$9,524,458	$(10,241,747)
Add: Stock-based employee compensation expense included in reported net income (loss)	1,746,584	1,803,680
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(10,037,768)	(2,312,278)

Pro forma net income (loss) applicable to common stockholders	$1,233,274	$(10,750,345)

Net income (loss) per share applicable to common stockholders—basic as reported	$0.35	$(1.28)

Net income (loss) per share applicable to common stockholders—diluted as reported	$0.31	$(1.28)

Pro forma net income (loss) per share applicable to common stockholders—basic	$0.05	$(1.34)

Pro forma net income (loss) per share applicable to common stockholders—diluted	$0.04	$(1.34)

SFAS No. 123 requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method in accounting for employee stock-based awards. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock-option awards. These models also require subjective assumptions, including future stock price volatility and expected time to

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005	2004
Expected life (1)	75 months	68 months	60 months
Risk free rate of return	4.8%	4.1%	3.3%
Volatility (2)	49%	56%	46%
Dividends	None	none	none

(1)	Expected life of six months for employee stock purchase plan in 2006, 2005 and 2004.
(2)	88 to 89% volatility for grants from June 2004 through September 2004, 0% volatility for grants from January 2004 through May 2004.

Stock-based compensation for option grants to non-employees, which related to 2,160,287 of the options outstanding at December 31, 2006, is recorded by using the Black-Scholes option-pricing model at the measurement date, using the following weighted-average assumptions:

	2006	2005	2004
Expected life (1)	120 months	120 months	120 months
Risk free rate of return	4.8%	4.1%	3.1%
Volatility (2)	49%	56%	85%
Dividends	None	none	none

(1)	Expected life of 10 years for options granted to non-employees in 2006, 2005 and 2004.
(2)	Estimated using a peer company prior to initial public offering of stock in October 2004.

As of December 31, 2006, there was $17,745,281 of total unrecognized compensation cost related to non-vested share-based compensation arrangements under the plans in addition to the deferred stock-based compensation for non-employees described below. That cost is expected to be recognized over a weighted-average period of 2.9 years.

The weighted-average fair value of option awards granted during 2006 and 2005 were approximately $10.94 per share and $8.45 per share, respectively. The total intrinsic value of stock options exercised during the 2006 and 2005 were $10,833,553 and $18,216,791, respectively.

Cash received from share option exercises under stock-based payment plans for 2006 and 2005 was $3,254,294 and $1,898,675, respectively.

Deferred stock-based compensation is included as a component of stockholders’ equity and includes options granted to non-employees that are accounted for in accordance with SFAS No. 123R and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The market value of the underlying common stock is remeasured during each reporting period and the excess of the fair value over the option exercise price is charged to operations ratably over the remaining period in which the awards vest. As of December 31, 2006, the total remaining deferred compensation of $1,119,080 is subject to periodic remeasurement.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

The following summarizes information about restricted common stock issued pursuant to restricted stock purchase agreements:

Number of Shares
Unvested common shares—December 31, 2002	295,252
Shares vested	(193,734)

Unvested common shares—December 31, 2003	101,518
Shares repurchased pursuant to restricted stock purchase agreements	(12,008)
Shares vested	(73,214)

Unvested common shares—December 31, 2004	16,296
Shares vested	(16,296)

Unvested common shares—December 31, 2005	—

Unvested common shares—December 31, 2006	—

Changes in Capitalization—On June 25, 2004, the Company’s Board of Directors approved the following:

Subject to stockholder approval and filing of a Certificate of Amendment to the Company’s Certificate of Incorporation, a 1-to-0.721528 reverse stock split of the Company’s outstanding common stock. All share, per share and conversion amounts relating to common stock, mandatorily redeemable convertible preferred stock and stock options included in the accompanying financial statements and footnotes have been restated to reflect the reverse stock split, which was consummated on July 12, 2004.

Upon the completion of the Company’s initial public offering on October 13, 2004:

(i) an increase in the authorized number of common shares to 45,000,000 and the creation of preferred stock for which the Board of Directors may designate the rights, preferences and privileges;

(ii) the creation of the 2004 Stock Incentive Plan with a reserve of 3,607,640 shares of common stock; and

(iii) the creation of the Employee Stock Purchase Plan with a reserve of 721,528 shares of common stock. The purchase price of the common stock under the Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start of the offering period or on the purchase date, whichever is less. The Employee Stock Purchase Plan will be implemented by six month offering periods with purchase occurring each November 1 and May 1, provided that the first offering period commenced on October 6, 2004, the effective date of the Company’s initial public offering. The Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions that may not exceed the lesser of 20% of any employee’s compensation, or $25,000 during any calendar year. In addition, no employee may purchase more than 3,608 shares of common stock on any purchase date.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

11.    Employee Retirement Savings Plans

The Company has a pretax savings and profit-sharing plan under Section 401(k) of the Internal Revenue Code (“IRC”) (“the Plan”) for substantially all domestic employees. Under the Plan, eligible employees are able to contribute up to the maximum IRC deferral amount. In 2006, the Company began discretionary contributions match up to 2% of a participant’s compensation. The Company’s contributions under this plan were approximately $354,000 in 2006.

In 2006, the Company established a similar plan for employees in Spain and Ireland. Under the plan, eligible employees are able to contribute up to 15% of their compensation. In 2006, the Company’s discretionary contributions matched up to 2% of a participant’s compensation. The Company’s contributions under these plans were approximately $11,000.

12.    Lease Commitments

The Company leases its office space under an operating lease expiring August 31, 2015. Aggregate rent expense for the years ended December 31, 2006, 2005 and 2004 was $1.4 million, $1.4 million and $679,000, respectively. The 2006 rent expense relates almost entirely to its Irvine facility, which has a lease period of ten years and four months beginning May 1, 2005 and included landlord incentives that are being amortized to rent expense over the lease term.

Future lease payments under operating leases as of December 31, 2006 are as follows:

Years Ending December 31
2007	$1,583,315
2008	1,647,386
2009	1,709,376
2010	1,774,856
2011	1,857,209
Thereafter	7,715,499

Total	$16,287,641

Under the terms of the Company’s current Irvine facility operating lease, the Company is required to pay property taxes and common area maintenance costs to the lessor.

13.    Commitments and Contingencies

Licensing Agreements—In connection with various licensing agreements, the Company is obligated to pay license fees and aggregate royalties ranging from a minimum of 2.5% to a maximum of 5.0% of net sales of products incorporating the licensed technology. The Company is also obligated to pay royalties of up to 15% of certain sublicensing revenues in the event the Company sublicenses in the future. The Company generally has the option to cancel these agreements upon 90 days’ written notice. As of December 31, 2006 and 2005, royalties and license fees due under these licensing agreements were $1,748,390 and $1,183,399, respectively. The Company recorded royalty and license fee expense for the years ended December 31, 2006, 2005 and 2004 of $4,579,751, $3,388,601 and $2,025,000, respectively, which is included in cost of sales.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

In 1997, the Company entered into agreements requiring the payment of license fees and royalties to two stockholders, pursuant to licensing agreements entered into in exchange for common stock, annual license fees and royalties. The license agreements expire upon the occurrence of certain events, as defined, or 10 years from the date of the license agreement. These agreements are generally cancelable at the Company’s sole option upon 90 days’ written notice; however, the license cannot be canceled by the licensors except in the event of default. On July 15, 2004, the Company entered an agreement to acquire a fully-paid royalty-free irrevocable and worldwide license from the University of Michigan for the use of certain technology and to settle all past contract disputes for aggregate consideration of $2,000,000. Minimum license fee commitments under the remaining agreement are currently $15,000 per year, which are fully off-settable against unit royalties. License fees may be credited against royalties to be paid to the licensors for the calendar year in which the license fees are paid. In addition, the Company is responsible for all patent maintenance costs.

The Company has entered into three other license agreements for the use of intellectual property in its products. These agreements contain provisions for the payment of license fees and royalty payments. These agreements are generally cancelable at the Company’s sole option upon 90 days’ written notice for one agreement and upon 60 days’ written notice for the other agreement; however, the license cannot be canceled by the licensors except in the event of default. The Company pays license fees, subject to offset against unit royalties in the calendar quarter or year, as applicable, in which the license fees are paid. Minimum license fees were $109,000 in 2006, 2005 and 2004.

Indemnities and Guarantees—During its normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include (i) certain real estate leases, under which the Company may be required to indemnify property owners for general liabilities; and (ii) certain agreements with the Company’s officers; under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; (iii) certain agreements with its customers in which the Company provides intellectual property indemnities; and (iv) certain agreements with licensors, under which the Company indemnifies the party granting the license against claims, losses and expenses arising out of the manufacture, use, sale or other disposition of the products the Company manufactures using the licensed technology or patents. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to, nor does it expect to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

Employment Agreement—In February of 2006, the Company entered into a new three-year employment agreement with the Chief Executive Officer of the Company, which took effect in April of 2006, upon expiration of his previous contract. The new employment agreement provides for minimum annual payments of $472,500 plus reimbursement for certain expenses.

Litigation—On June 10, 2004, the Company received notice from Escalon Medical Corp. of its intent to terminate the Company’s license agreement unless the Company paid additional royalties and expenses which Escalon claimed were owed under its interpretation of the parties’ license agreement. Escalon sought payment of approximately $645,000 through March 31, 2004 and additional unspecified amounts for future periods. The Company disputed Escalon’s contract interpretation. On June 21, 2004,

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

the Company filed a complaint against Escalon for declaratory and injunctive relief in the United States District Court for the Central District of California to clarify its obligations and prevent Escalon from terminating the license agreement (the “First California Action”).

On March 1, 2005, the court in the First California Action entered a summary judgment order, ruling on the majority of issues in the case. The court ruled in the Company’s favor on some issues and in Escalon’s favor on others. On April 1, 2005 Escalon again attempted to terminate the license agreement. On April 25, 2005 the court found the purported termination to be ineffective. On May 5, 2005, the court entered a final judgment in the First California Action, in effect adopting its prior summary judgment rulings. This ended the First California Action. Of the approximately $645,000 demanded by Escalon through March 31, 2004, approximately $229,000 was found to be due under the court’s rulings in the First California Action. The Company has timely paid this amount. The Company does not believe that the judgment in the First California Action will have a material adverse effect on its business, financial condition and results of operations. The decision in the First California Action, if upheld, represents an increase in royalties payable to Escalon of approximately 0.2% of revenues, and a concomitant 0.2% reduction in gross margins and operating profits. These effects have been reflected in the Company’s reported financial results. The Company has appealed certain aspects of the court’s judgment in the First California Action to the United States Court of Appeals for the Ninth Circuit.

The First California Action did not resolve all of the parties’ disputes, and Escalon continued to contend in written notices to the Company that the Company’s royalty payments were inadequate. On May 9, 2005, the Company commenced a new lawsuit against Escalon in the United States District Court for the Central District of California to clarify the open issues (the “Second California Action”). One week later, Escalon commenced a new lawsuit against the Company in the Delaware Chancery Court, alleging, among other things, breach of the license agreement and breach of fiduciary duty (the “Delaware Action”). Escalon moved to dismiss the Second California Action, and the Company moved to dismiss or stay the later filed Delaware Action.

On January 11, 2006, the Second California action was dismissed without prejudice. In its decision, the court explained that it was exercising its discretion to abstain from hearing the case because of the pending Ninth Circuit appeal, as well as the similar issues presented in the Delaware Action. By prior agreement of the parties, this triggered the briefing schedule on the Company’s motion to dismiss or stay the Delaware Action, and on January 31, 2006 the Company filed its opening brief in support of the motion. On February 21, 2006, Escalon filed an amended complaint in the Delaware Action in lieu of responding to the Company’s opening brief. On the same day, it sent a new default notice to the Company, alleging breach of the license agreement (see below).

One of the issues now in dispute is valuation of the Company’s accounts receivable for royalty calculation purposes. The court in the First California Action found that creation of an account receivable on the Company’s books constituted non-cash “other property” received, but expressly left open the value of such property for royalty calculation purposes. On April 22, 2005, Escalon, purporting to act in its capacity as a Company shareholder, sent the Company an inspection demand under section 220 of the Delaware corporation law (the “First 220 Demand”), seeking, among other things, detailed records concerning the Company’s accounts receivable. The Company rejected Escalon’s First Section 220 Demand as having an improper purpose under Delaware law. On July 18, 2005, Escalon Holdings, Inc., apparently a wholly-owned subsidiary of Escalon, also purporting to act as a Company shareholder, sent the Company a new section 220 demand (the “Second 220 Demand”) with language

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

copied verbatim from the First 220 Demand. The Company rejected the Second 220 Demand on the same basis as the first. Under Delaware law, a shareholder may bring an action to enforce a section 220 demand if its statutory demand upon the corporation has been rejected.

On September 2, 2005, Escalon and Escalon Holdings, Inc. commenced an action against the Company in the Delaware Chancery Court under section 220 of the Delaware Corporation Law (the “220 Action”). In the 220 Action, Escalon seeks to inspect the Company records described in the Section 220 Demands. The crux of Escalon’s position appears to be that the amount of royalties which Escalon receives under its contract with the Company is less than what it believes it would receive if receivables were valued under the contract the same way they are valued on the Company’s financial statements, and that therefore the Company is purportedly overstating the value of receivables on its financial statements to the detriment of shareholders. The question of the proper valuation of receivables under the contract is already the subject of pending litigation between the Company and Escalon. The Company does not believe that a disruptive inspection of its proprietary business records would have a bearing on the resolution of this contract dispute. The Company contends that the 220 Action is an Escalon litigation tactic intended to benefit Escalon in its capacity as a litigant by allowing it to circumvent existing contractual limitations on its inspection rights. The Company believes this is an improper basis for a demand under section 220 of the Delaware corporation statute, and is defending the 220 Action vigorously. There is presently no date set for trial of the 220 Action.

On February 21, 2006, the Company received a written notice from Escalon asserting that the Company was in default under the license agreement by reason of alleged improper valuation of accounts receivable in the Company’s royalty payments as well as the Company’s alleged refusal to permit Escalon to audit the Company’s books and records (the “Default Notice”). The Default Notice appears to threaten termination of the license agreement if the accounts receivable deductions taken against royalty payments for each of the first three quarters of 2005 are not paid within fifteen days of the date of the letter. However, to date Escalon has refused to confirm this or provide the Company with the amount it believes is required to cure the alleged default, despite multiple requests from the Company. The Default Notice also threatened termination if Escalon was not satisfied with respect to the resolution of its audit rights within sixty days of the date of the letter.

On February 24, 2006, the parties agreed to submit their disputes to mediation, in Delaware, under Court of Chancery Rule 174, and to stay all litigation pending the outcome of the mediation. In addition, Escalon agreed that its Termination Notice would be suspended pending the outcome of the mediation and that, should the mediation be unsuccessful, the Company would be afforded the full fifteen and sixty day response periods set forth in the Notice, which periods would commence ten days after the Chancery Court issued an order lifting the stay. Escalon has also agreed that the time period for responding to Escalon’s amended complaint in the Delaware Action would be tolled on the same basis.

On June 28, 2006 Escalon notified the Chancery Court that the mediation was unsuccessful, resulting in a lifting of the stay effective July 19, 2006. Accordingly, the parties’ Delaware Chancery Court litigation will proceed, and the cure periods in Escalon’s February termination notice began to run as of July 19, 2006.

By agreement of the parties, the Chancery Court agreed to separate, and conduct an expedited trial of, just the parties’ audit dispute. However, prior to commencement of the audit dispute trial (which had

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

been scheduled for August 30, 2006), the parties entered into a Court-approved stipulation (“Audit Stipulation”) which provided an agreed framework for exercise of Escalon’s audit rights, thereby avoiding the need for a trial. Among other things, the Audit Stipulation requires that Escalon’s auditors exercise independent professional judgment when conducting an audit. Escalon’s audit commenced on September 5, 2006. The Company believes commencement of the audit effectively cured the audit default alleged by Escalon (which the Company disputes), although there can be no assurance that Escalon will not continue to allege that the audit failed to satisfy its audit rights, in which event the dispute would be resolved by the Court.

As noted above, Escalon did not provide the Company with a cure amount for its alleged payment default, and did not respond to the Company’s written request that it confirm a methodology for calculating an amount. Although the Company does not believe a default exists, the Company has, in good faith, timely deposited into escrow an amount that is the Company’s best estimate of Escalon’s demand. The escrow fund may be distributed only by order of a court or by agreement of the parties.

On February 27, 2007, the Company entered into a settlement agreement with Escalon under which the parties agreed to settle all disputes and litigation between them. Under the settlement agreement, the Company will make a lump sum payment to Escalon of $9.6 million, in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, full ownership of all patents and intellectual property formerly licensed from Escalon will be obtained by the Company, and the parties’ license agreement will terminate. In addition, the payment will satisfy any outstanding royalties owed or alleged to be owed by the Company to Escalon, including disputed royalties, fourth quarter 2006 royalties and all future royalties.

A significant portion of the settlement was expensed in the fourth quarter of 2006 in accordance with SFAS No. 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. The remaining amount will be recorded as an intangible asset in the first quarter of 2007 and amortized over its remaining life.

In June, 2004, the Company entered into a two year exclusive distributorship agreement with Veni Vidi (OPHTH) Ltd. (“Veni Vidi”), wherein Veni Vidi was appointed the exclusive distributor of Company products in the UK and Ireland. The agreement, which requires binding arbitration of disputes in Orange County, California, provided that it would automatically renew at the end of the initial two year term, unless either party gave notice to the other of its intention not to renew at least 90 days before the termination date.

In October, 2005, approximately eight months before the contract termination date of June 24, 2006, the Company sent timely written notice to Veni Vidi that it would not renew the distributorship agreement upon expiration of the initial two year term. Accordingly, the Company treated the distributorship contract as terminated as of June 24, 2006, which was exactly two years after the contract commencement date.

On June 9, 2006, in response to threats from Veni Vidi that it would commence litigation against the Company in the UK, the Company, pursuant to the mandatory arbitration provisions of the distributorship agreement, filed a Demand for Arbitration against Veni Vidi in Orange County, California. In its Demand, the Company contended that it properly terminated the agreement and was not in breach. On August 31, 2006, Veni Vidi filed a response and counter-claim to the arbitration

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

demand alleging that the Company improperly terminated the distributor agreement and breached the agreement by improperly contacting customers in its territory. Veni Vidi seeks damages of $7,690,000 as a result of the Company’s alleged conduct, an amount which the Company considers to be wholly without basis. The matter is presently pending as IntraLase Corp. v. Veni Vidi (OPHTH) Ltd., American Arbitration Association, Case No. 50-155-T-00244-06 01 CACA-R (through the International Centre for Dispute Resolution). A hearing on the threshold issue of whether the Company properly terminated the Distributor Agreement will be held on March 27-29, 2007, in Orange County, California.

The Company believes that Veni Vidi’s counter-claims in the arbitration are without merit, is contesting them vigorously and does not believe that the ultimate resolution of this dispute will have a material impact on its financial position.

On May 24, 2005, Ari Weitzner M.D., P.C., a Brooklyn ophthalmologist, commenced a lawsuit against the Company in the United States District Court for the Eastern District of New York, purportedly as a class action, alleging that the Company violated the Telephone Consumer Protection Act (“TCPA”) by sending unsolicited fax advertisements in violation of the TCPA. The complaint seeks statutory damages, costs and attorneys fees. The TCPA provides for statutory damages of $500 per violation ($1,500 if knowing and willful). On December 19, 2006, the Weitzner action was dismissed with prejudice pursuant to a settlement agreement between the parties under which, without admitting any wrongdoing, the Company agreed to comply with the requirements of TCPA in connection with the sending of faxes. The settlement did not require any payment by the Company.

On August 23, 2004, the United States Patent and Trademark Office (“PTO”) granted a request for reexamination with respect to US Patent RE 37,585, one of the four U.S. patents licensed to the Company by the University of Michigan, which means that the PTO found that the request raised a new issue of patentability with regard to some of the claims. On July 25, 2006, the PTO terminated the proceedings favorable to the Patent Owner, the University of Michigan, by issuing a document entitled “Notice of Intent to Issue Ex Parte Reexamination Certificate” (“NIRC”). In the NIRC, the PTO confirmed the patentability of the RE 37,585 claims as amended during the reexamination.

The Company is also currently involved in other litigation incidental to its business. In the opinion of management, the ultimate resolution of such litigation will not likely have a significant effect on the Company’s financial statements.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

14.    Income Taxes

A summary of the income tax (benefit) provision for the year ended December 31 is as follows:

	2006	2005	2004
Current:
Federal	$921,918	$241,064	$—
State	95,783	90,161	30,000
Foreign	16,055	8,938	—

Total Current	1,033,756	340,163	30,000

Deferred:
Federal	3,908,875	4,328	(3,149,634)
State	1,169,153	(641,089)	(1,237,668)
Valuation allowance	(16,811,628)	636,761	4,387,302

Total Deferred	(11,733,600)	—	—

Total (benefit) provision	$(10,699,844)	$340,163	$30,000

A reconciliation of income tax expense to the amount of income tax expense that would result from applying the federal statutory rate to income (loss) before income tax (benefit) provision is as follows:

	2006	2005	2004
Income taxes at U.S. statutory rate	35.0%	34.0%	(34.0)%
State taxes—net of federal benefit	5.9	(2.9)	(8.2)
Research and development credit	—	(2.0)	(3.9)
Stock option exercises	5.7	—	—
Meals and entertainment	1.1	1.0	1.1
Other	0.4	0.3	—
Change in rate	(3.1)	—	—
Change in valuation allowance	(123.8)	(27.0)	45.3

Income tax (benefit) provision	(78.8)%	3.4%	0.3%

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

The components of the Company’s net deferred income taxes are as follows:

	2006	2005	2004
Current:
State income taxes	$(250,516)	$(176,420)	$(148,072)
Accrued vacation	582,643	425,822	303,530
Inventory reserve	438,736	697,686	334,077
Accrued expenses	1,988,825	109,566	367,111
Deferred revenue	—	505,283	415,597
Deferred rent	—	295,754	—
Other	1,141,007	1,098,028	684,108

	3,900,695	2,955,719	1,956,351

Long-term:
State income taxes	(259,206)	(2,021,012)	(1,844,049)
Stock-based compensation	2,165,913	—	246,111
Property, plant and equipment	216,870	285,698	(15,052)
Net operating loss	4,270,230	22,225,912	22,322,451
Research and development credits	—	3,761,713	3,376,156
Other	1,092,944	192,532	721,833

	7,486,751	24,444,843	24,807,450

Total deferred tax asset	11,387,446	27,400,562	26,763,801
Valuation allowance	—	(27,400,562)	(26,763,801)

	$11,387,446	$—	$—

In November 2005, the FASB issued FSP No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The Company has adopted the short-cut method to calculate the beginning balance of the APIC pool of the excess tax benefit, and to determine the subsequent impact on the APIC pool and statement of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon its adoption of FAS 123(R). The Company has determined that it does not have a “Pool of Windfall” tax benefits beginning balance. Therefore, any future shortfalls will go to tax expense instead of reducing APIC in the future since an APIC pool does not exist.

As of December 31, 2006, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $40.9 million and $25.5 million, respectively, which will expire on various dates beginning in 2010 and through 2025. At December 31, 2006, the deferred tax assets exclude $28.7 million and $25.5 million of gross federal and state NOLs pertaining to tax deductions from stock-based compensation. Upon future realization of these unrecognized benefits, the Company will increase additional paid-in capital and decrease income taxes payable.

IntraLase Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2006, 2005 and 2004

15.    Subsequent Events

On January 5, 2007, the Company entered into a definitive agreement to merge with Advanced Medical Optics, Inc., a Delaware corporation (“AMO”). Pursuant to the terms and subject to the conditions set forth in the merger agreement, the Company will continue as a wholly-owned subsidiary of AMO. The Company’s Board of Directors has approved the merger and has recommended it for stockholder approval.

In connection with the merger, each share of common stock that is outstanding at the effective time of the merger will be converted into the right to receive $25.00 in cash without interest. In addition, each outstanding option to purchase common stock that has an exercise price less than $25.00 will be converted into the right to receive $25.00 in cash without interest, less (i) the exercise price of such option and (ii) applicable withholding taxes.

Consummation of the merger is subject to customary closing conditions, including, among others (i) the approval of the merger agreement, the merger and any other transactions contemplated by the merger agreement by the stockholders of the Company, (ii) the absence of any material adverse effect with respect to the Company’s business, and (iii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company has filed a proxy statement with the Securities and Exchange Commission that has been sent to stockholders in order to obtain stockholder approval for the merger.

On February 27, 2007, the Company entered into a settlement agreement with Escalon Medical Corp. to settle all outstanding disputes and litigation between the parties.

Under the settlement agreement, the Company will make a lump sum payment to Escalon of $9.6 million, in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, full ownership of all patents and intellectual property formerly licensed from Escalon will be obtained by the Company and all of its obligations under the license agreement will terminate. In addition, the payment will satisfy any outstanding royalties owed or alleged to be owed by the Company to Escalon, including disputed royalties, fourth quarter 2006 royalties and all future royalties.

A significant portion of the settlement was expensed in the fourth quarter of 2006 in accordance with SFAS No. 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. The remaining amount will be recorded as an intangible asset in the first quarter of 2007 and amortized over its remaining life (see Note 13—Commitments and Contingencies—Litigation).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

IntraLase Corp.

Irvine, California

We have audited the accompanying consolidated balance sheets of IntraLase Corp. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IntraLase Corp. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 10 to the consolidated financial statements, the Company changed its method of accounting for share-based compensation in 2006, as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

Costa Mesa, California

March 6, 2007

Pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements are presented to illustrate the following estimated effects on our historical financial position and results of operations: (i) the receipt of proceeds from the issuance of 7 1/2% Senior Subordinated Notes, (ii) the receipt of borrowings under the new senior credit facility, (iii) the acquisition of all issued and outstanding shares of IntraLase Corp. (“IntraLase”) common stock, (iv) the settlement of IntraLase stock options, and (v) the payment of fees and expenses related to the aforementioned (collectively, the “Transactions”). We have derived our historical consolidated financial data for the year ended December 31, 2006 from our audited consolidated financial statements. We have derived IntraLase’s historical consolidated financial data for the year ended December 31, 2006 from IntraLase’s audited consolidated financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 assumes that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assumes that the Transactions took place on such date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the date indicated, nor is it indicative of our future financial position or results of operations for any period. In addition, the combined companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the IntraLase acquisition.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the IntraLase acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual and other reports filed by us and IntraLase with the SEC.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$997,496	$131,926	$—		$1,129,422
Cost of sales	379,325	59,000	—		438,325

Gross profit	618,171	72,926	—		691,097

Selling, general and administrative	404,802	43,164	28,520	(2)	476,486
Research and development	66,099	20,569	—		86,668
Business repositioning	46,417	—	—		46,417
Net gain on legal contingencies	(96,896)	—	—		(96,896)

Operating income	197,749	9,193	(28,520)		178,422
Non-operating expense (income)
Interest expense	30,272	278	61,547	(3)	92,097
Unrealized loss on derivative instruments	1,290	—	—		1,290
Loss due to early retirement of Convertible Senior Subordinated Notes	18,783	—	—		18,783
Other, net	2,588	(4,669)	4,695	(8)	2,614

Earnings before income taxes	144,816	13,584	(94,762)		63,638
Provision for income taxes (benefit)	65,345	(10,700)	(36,957	)(4)	17,688

Net earnings	$79,471	$24,284	$(57,805)		$45,950

Net earnings per share:
Basic	$1.25				$0.72
Diluted	$1.21				$0.70
Weighted average number of shares outstanding:
Basic	63,383				63,383
Diluted	65,571				65,571

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2006

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands)
ASSETS
Current assets
Cash and equivalents	$34,522	$12,597	$783,725	(3)	$90,023
			(814,696	)(5)
			91,000	(6)
			(17,125	)(3)
Marketable securities—current	—	69,000	(69,000	)(6)	—
Trade receivables, net	232,408	26,879	—		259,287
Inventories	127,532	14,685	—		142,217
Deferred income taxes	41,698	3,901	—		45,599
Income tax receivable	15,045	—	—		15,045
Other current assets	26,938	5,925	—		32,863

Total current assets	478,143	132,987	(26,096)		585,034
Marketable securities—noncurrent	—	22,000	(22,000	)(6)	—
Property, plant and equipment, net	132,756	14,799	—		147,555
Deferred income taxes	13,260	7,487	—		20,747
Other assets	69,365	10,391	17,125	(3)	96,881
Intangible assets, net	471,664	—	209,600	(5)	681,264
Goodwill	848,709	—	446,340	(5)	1,295,049

Total assets	$2,013,897	$187,664	$624,969		$2,826,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$53,897	$12,987	$—		$66,884
Accrued compensation	41,896	—	—		41,896
Other accrued expenses	120,384	16,118	9,600	(5)	146,102
Deferred income taxes	1,276	—	—		1,276

Total current liabilities	217,453	29,105	9,600		256,158
Long-term debt, net of current portion	851,105	—	783,725	(3)	1,634,830
Deferred income taxes	185,844	—	81,744	(5)	267,588
Other liabilities	43,504	4,559	—		48,063
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	595	289	(289	)(7)	595
Additional paid-in capital	1,409,475	184,486	(184,486	)(7)	1,409,475
Accumulated deficit	(730,800)	(29,592)	29,592	(7)	(826,900)
			(96,100	)(5)
Deferred stock-based compensation	—	(1,119)	1,119	(7)	—
Accumulated other comprehensive income (loss)	36,745	(64)	64	(7)	36,745
Less treasury stock, at cost	(24)	—	—		(24)

Total stockholders’ equity	715,991	154,000	(250,100)		619,891

Total liabilities and stockholders’ equity	$2,013,897	$187,664	$624,969		$2,826,530

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 assumes that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 assumes that the Transactions took place on such date.

(2)	Reflects amortization of intangibles related to our preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on our management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on our final valuation of the acquired intangible assets.

(3)	We had additional borrowings of $783.7 million to fund the cash consideration of the IntraLase acquisition and related costs, including approximately $17.1 million for related financing costs. Pro forma interest expense arising from the additional borrowings has been computed based upon an average interest rate of 7.6% and amortization of deferred financing costs of $2.2 million per annum.

(4)	Reflects the pro forma tax effect of the adjustments herein to yield an estimated combined effective tax rate of 27.8% for the year ended December 31, 2006.

(5)	The purchase price includes cash consideration to IntraLase stockholders of $25.00 per each share of outstanding common stock and the individually determined cash value per share of outstanding stock options.

Cash consideration to IntraLase stockholders	$722,212
Cash payment for vested IntraLase stock options	85,484
Estimated direct transaction fees and expenses	7,000

Total purchase price	$814,696

The purchase price has been allocated based on a preliminary estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The purchase price has been allocated based on our estimates as follows (in thousands):

Cash and marketable securities	$103,597
Inventories	14,685
Accounts receivable, net	26,879
Other current assets	9,826
Property, plant and equipment	14,799
Other non-current assets	17,878
Intangible assets	209,600	(a)
In-process research and development	96,100	(b)
Goodwill	446,340
Accounts payable	(12,987)
Other liabilities	(30,277	)(c)
Non-current deferred tax liability, primarily related to intangible assets	(81,744)

Net assets acquired	$814,696

(a)	Of the $209.6 million of acquired intangible assets, $160.8 million was assigned to developed technology rights that have a weighted-average useful life of approximately 6 years, $8.6 million was assigned to customer relationships with a useful life of 5 years and $40.2 million was assigned to the IntraLase trade name with an indefinite useful life. A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

(b)	The adjustment for in-process research and development of $96.1 million is preliminary and is based on our estimate. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This amount has been excluded from the unaudited pro forma condensed combined statement of operations as the charge is non-recurring.

The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was between 14-16%. The following assumptions underlie these estimates.

•	An enhanced procedure to cut a thinner corneal flap with a faster femtosecond laser is forecast to be approved for sale in the U.S. in 2011.

•

Further development of therapeutic applications in the IntraLase Enabled Keratoplasty (IEK) is forecast to be approved for sale in the U.S. in 2007. This procedure uses the IntraLase laser for corneal transplant surgery, which involves replacing a diseased or scarred cornea with a new one.

•	Other ancillary femtosecond laser products and procedures are forecast to be approved for sale in the U.S. in 2007.

Additional research and development expenses for these procedures are expected to range from $35 million to $40 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•

Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining development R&D and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of the projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

(c)	Includes additional liabilities of $9.6 million to be assumed on the acquisition date.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed.

This final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(6)	We liquidated $91.0 million of acquired marketable securities to fund a portion of the purchase price and related acquisition costs.

(7)	Represents the elimination of IntraLase’s historical equity accounts at December 31, 2006.

(8)	Represents the elimination of IntraLase’s interest income relating to the marketable securities to be liquidated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC. (Registrant)

Date: April 23, 2007	By:	/s/ Aimee S. Weisner
Aimee S. Weisner Executive Vice President, Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

23.1	Consent of Independent Registered Public Accounting Firm.